EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) between SBA COMMUNICATIONS CORPORATION, a Florida corporation (the “Company”) and JEFFREY A. STOOPS (the “Executive”) is made and entered into effective as of August 15,  2017 (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company and its subsidiaries (collectively, the “Company Group”) engage in the business of developing, leasing and maintaining wireless telecommunications tower sites and other related businesses;

WHEREAS, the Company and the Executive have previously entered into an Employment Agreement, dated October 30, 2014, as amended (the “Prior Agreement”), that, by its terms, expires on December 31, 2017; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to replace the Prior Agreement with this Agreement and to have this Agreement be effective as of the Effective Date.

NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company on the terms and conditions set forth herein.

2. TERM.  The term of employment of the Executive by the Company under this Agreement shall commence on the Effective Date and shall end December 31, 2020 (the “Initial Term”), unless sooner terminated as hereinafter provided or automatically extended in accordance with Section 7(a).  All references herein to the “Term” shall refer to both the Initial Term and any automatic extension of the term that occurs in accordance with Section 7(a) during the Initial Term.

3. POSITION AND DUTIES.  The Executive shall serve as the president and chief executive officer of the Company and any other positions within the Company Group as determined from time to time by the Board.  The Executive shall generally perform the duties of a president and chief executive officer for the Company and shall have such specific responsibilities, duties and authorities as shall from time to time be assigned by the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company Group.

4. COMPENSATION AND RELATED MATTERS.

(a) Salary.  During the Term, the Executive shall be paid an annual salary at a rate of $800,000 per annum, which amount may be increased but not decreased by the Board (the “Base Salary”). The Company shall pay the Base Salary in accordance with its regular payroll practices as in effect from time to time. Compensation of the Executive by payments of Base

Salary shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company Group.

(b) Bonus.  In addition to the Base Salary payable to the Executive hereunder, the Executive shall be entitled to receive a bonus (the “Bonus”) hereunder for each calendar year to the extent earned in accordance with performance targets, measurements and such other criteria as shall be established for such year by the Company on or before March 31st of such year. The target amount of the Bonus for 2017 shall be 150% of the Base Salary for 2017 based on the Executive’s annual rate of Base Salary in effect as of the Effective Date.  For each year after 2017, the Compensation Committee of the Board (the “Compensation Committee”) shall set the target amount of the Bonus for that year at the time it establishes the performance goals and metrics for the year, and the target amount for any year during the Term after 2017may be set by the Compensation Committee at greater or less than 150% of the Base Salary in effect for the Executive for that year.  The Bonus earned for a year shall be payable in accordance with the Company’s customary bonus payment practices, but in no event later than March 15th of the succeeding calendar year.

(c) Expenses.  During the Term, the Executive shall be entitled to receive payment or reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company Group, cell phone expenses and dues and seminar fees; provided that such expenses are incurred and accounted for in accordance with the policies and procedures then established by the Company Group from time to time; provided further that the reimbursement of dues and seminar fees in any one calendar year shall not impact the amount of dues and seminar fees reimbursable in any other calendar year; provided further that reimbursement shall be made as soon as practicable after a request for reimbursement is received by the Company Group in accordance with the Company Group’s customary expense reimbursement practices, but in no event later than the last day of the calendar year next following the calendar year in which the expense is incurred.

(d) Other Benefits.  The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company Group in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, which benefits shall include disability insurance for as long as the Company Group generally provides disability insurance to its officers.  Any payments, bonuses or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which the Executive is so employed.

(e) Group or Family Medical Coverage.  During the Term, the Company shall provide group or family medical insurance coverage to the Executive and his dependents under a plan for employees of the Company Group and such plan shall include reasonable coverage for medical, hospital, surgical and major medical expenses and shall be subject to such deductibles as applicable to other Company Group employees.

5. WITHHOLDING. Both the Executive and the Company agree that all amounts paid pursuant to this Agreement shall be subject to all applicable federal, state, local and foreign withholding requirements.

6. TERMINATION.  Subject to the provisions set forth in this Section 6, the Company shall have the right to terminate the Executive’s employment hereunder, and the Executive shall have the right to resign his employment with the Company, at any time for any reason or for no stated reason.  For purposes of this Agreement, the terms “terminate,” “terminated,” “termination” and “resignation” mean a termination of the Executive’s employment that constitutes a Separation from Service (as defined in Section 6(e)(v) hereof).

(a) General.  Upon a termination of the Executive’s employment for any reason, he shall be entitled to receive the following amounts on the next regularly scheduled payroll date after the date of the Executive’s termination of employment:  (i) any accrued and unpaid Base Salary determined as of his date of termination, (ii) a cash payment (calculated on the basis of his Base Salary then in effect) for all unused vacation days which the Executive may have accrued as of his date of termination, and (iii) any unpaid reimbursement for business expenses the Executive is entitled to receive under Section 4(c) above.

(b) Termination for Cause; Resignation Without Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment with the Company is terminated by the Company for Cause (as defined below) or if the Executive resigns without Good Reason (as defined below), he shall be entitled to the payments set forth in Section 6(a).  Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years.

(ii) “Cause” means the occurrence of any of the following events: (A) the Executive’s willful material violation of any law or regulation applicable to the business of the Company Group; (B) the Executive’s conviction of, or plea of “no contest” to, a felony; (C) any willful perpetration by the Executive of an act involving moral turpitude or common law fraud whether or not related to his activities on behalf of the Company Group; (D) any act of gross negligence by the Executive in the performance of his duties as an employee of the Company; (E) any material violation by the Executive of the Company’s Code of Conduct or Code of Ethics, as in effect from time to time; (F) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him by the Board; (G) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company Group property where such indictment has a material adverse impact on the Executive’s ability to perform his duties under this Agreement; (H) any willful misconduct by the Executive that is materially injurious to the financial condition, business, or reputation of, or is otherwise materially injurious to, any member of the

Company Group; or (I) any breach by the Executive of Section 9(a), (b), (c) or (d) of this Agreement.

(iii) Termination of the Executive’s employment for Cause shall be communicated by delivery to the Executive of a written notice from the Board stating that the Executive will be terminated for Cause, specifying the particulars thereof and the effective date of such termination; provided,  however, that upon receipt of such notice, the Executive shall have (A) an opportunity to cure the matter constituting Cause within thirty (30) days following the Executive’s receipt of such notice (provided that the event constituting cause is susceptible to cure) and (B) an opportunity, together with his counsel, to be heard by the Board. The date of the Excutive’s termination for Cause shall be the date of termination specified by the resolution of the Board; provided, however, that such termination shall not become effective until no earlier that the date of the meeting of the Board described in clause (B) of the preceding sentence.

(iv) The date of a resignation without Good Reason by the Executive shall be the date specified in a written notice of resignation to the Company. The Executive shall provide at least 30 days’ advance written notice of resignation without Good Reason; provided,  however, that the Company, in its sole discretion, may waive the notice requirement in whole or in part.

(c) Termination Without Cause; Resignation for Good Reason.

(i) If, prior to the expiration of the Term, the Executive’s employment with the Company is terminated by the Company without Cause or if the Executive resigns from his employment hereunder for Good Reason, then in addition to the amounts set forth in Section 6(a), the Executive shall be entitled to the following payments (collectively, the “Severance Payments”):  (A) a pro rata portion of the Bonus for the year in which the termination or resignation occurs calculated by multiplying (x) the Bonus for the year of termination (based and on the assumption that all performance targets have been or will be achieved) by (y) a fraction, the numerator of which is the number of days the Executive was employed during the year of termination and denominator of which is 365; and (B) a payment equal to the Applicable Multiple (as defined below) times the sum of (x) the Reference Salary, (y) the Reference Bonus and (z) the Reference Benefits Value (each as defined below).  “Applicable Multiple” means (A) two, in the event the termination without Cause or resignation for Good Reason occurs prior to a Change in Control of the Company (as defined in Section 7(b)), and (B) three, in the event the termination without Cause or resignation for Good Reason occurs on or after a Change in Control of the Company; provided,  however, that, if within six months prior to the date on which a Change in Control occurs, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason and it is reasonably demonstrated that such termination of employment without Cause or Good Reason event was in contemplation of the Change in Control, then the Applicable Multiple shall be three, but the Severance Payments then payable shall be reduced by any Severance Payments previously paid to the Executive under this

Section 6(c) by the Company as a result of such termination or resignation of employment and any remaining portion of the Severance Payments shall be payable at the time contemplated by Section 6(c)(ii) or, if such date has already occurred, on the date of the Change in Control.

(ii) Subject to Section 6(e) hereof, the Severance Payments shall be payable in a lump sum on the first business day of the third calendar month following the calendar month in which the Executive’s termination or resignation becomes effective in accordance with this Section 6(c).

(iii) Payment of the Severance Payments shall be contingent upon the Executive executing a full release and waiver of claims against the Company Group (which release and waiver of claims, once executed and irrevocable, shall not apply to the Company’s obligation to make the Severance Payments hereunder), in a form approved by the Board, which becomes irrevocable not later than the last day of the second calendar month following the calendar month in which the Executive’s termination or resignation becomes effective in accordance with this Section 6(c).

(iv) “Reference Benefits Value” means the greater of (1) $33,560 and (2) the value of all medical, dental, health, life, and other fringe benefit plans and arrangements applicable to the Executive and his dependents for the year in which the termination occurs.

(v) “Reference Bonus” means the greater of (1) 75% of the Executive’s target Bonus for the year in which the termination occurs and (2) 100% of the Executive’s Bonus for the year immediately preceding the year in which the Executive’s termination of employment occurred.

(vi) “Reference Salary” means the greater of (1) $800,000 and (2) the Executive’s annual rate of Base Salary for the year in which the termination occurs.

(vii) Resignation for “Good Reason” means the occurrence of any of the following events: (A) the Executive’s position, title, duties, and reporting responsibilities with the Company in effect on the Effective Date become less favorable in any material respect; provided,  however, Good Reason shall not be deemed to occur under this clause (A) if the following three conditions are satisfied: (1) the diminution in the Executive’s position, duties or reporting responsibilities is solely and directly a result of the Company no longer being a publicly-traded entity; (2) the event resulting in the Company no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of the Company or the business of the Company Group by another operating company or parent or subsidiary thereof; and (3) the Executive continues to hold the same position and title with the Company and no other act or omission has then occurred that would constitute an event of Good Reason under this definition; (B) a reduction in the Base Salary or material benefits as of the Effective Date, other than an across-the-board reduction applicable to all senior executive officers of the Company Group; or the failure to maintain an annual cash Bonus arrangement for the Executive or to pay any earned Bonus when due,  or (C) the relocation without the Executive’s consent, of the Executive’s principal place of business to a location that is more than sixty (60) miles from the Executive’s primary business location on the Effective Date or, if applicable, from a subsequent preliminary business location agreed to by the Executive.  In order to constitute Good Reason, (x) the Executive must provide written notification of his intention to resign within thirty (30) days after the Executive knows or has reason to know of the occurrence of any such event, and (y) such event or condition is not corrected, in all material respects, by the Company within twenty (20) days of its receipt of such notice, and (z) the Executive resigns his employment with the Company and the Company not more than thirty (30) days following the expiration of the 20-day period described in the foregoing clause (y).  Notwithstanding the previous provisions of this Section 6(c)(vii), it shall not be an event of Good Reason under this Agreement for the Company (i) to adopt (or subsequently amend) one or more claw-back, mandatory deferral or other risk management policies related to the Company’s incentive compensation plans or arrangements, including without limitation the Company’s Executive Compensation Recoupment Policy, or (ii) to adopt (or subsequently amend) stock ownership guidelines related to the Company’s common stock or (iii) to subject the compensation payable to the Executive under this Agreement to these policies or guidelines; provided that, except as otherwise required by law, such policies are generally applicable to the Company’s executive officers.

(viii) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive.  The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided,  however, that no such written notice shall be effective unless the cure period specified in Section 6(c)(vii) above has expired without the Company having corrected the event or events subject to cure.

(d) Disability; Death.  If, as a result of the Executive’s incapacity due to physical or mental illness (such incapacity being determined by the Company in its reasonable discretion), the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months, the Executive’s employment shall terminate at the end of the six (6) month period.  Upon a termination pursuant to this Section 6(d) or as a result of the Executive’s death, the Executive (or his estate, as applicable) shall be entitled to the benefits set forth in Section 6(a).  Except to the extent required by the terms of any applicable compensation or benefit plan or program or otherwise required by applicable law, the Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination.

(e) Section 409A Compliance.

(i) If, at the time of the Executive’s termination or resignation with the Company, the Executive is a Specified Employee (as defined below), then any amount payable under this Agreement that the Company determines constitutes deferred compensation within the meaning of Section 409A of the Code and that is subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to the Executive until the first business day following the six-month anniversary of the Executive’s termination or resignation (the “Short-Term Deferral Date”), at which time such delayed amounts will be paid to the Executive in a cash lump sum (the “Catch-Up Amount”).

(ii) If payment of an amount is delayed as a result of this Section 6(e), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 6(e) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) for the month in which the date of the Executive’s termination or resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid.

(iii) If the Executive dies on or after the date of the Executive’s termination or resignation and prior to the Short-Term Deferral Date, any amount delayed pursuant to this Section 6(e) shall be paid to the Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of the Executive’s death.

(iv) “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code.  The determination of whether the Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.

(v) “Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code.

(vi) The provisions of this Section 6(e) shall apply notwithstanding any provision of this Agreement related to the timing of payments following the Executive’s termination or resignation.  For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.

7. CHANGE IN CONTROL.
(a) The Term shall automatically be extended for three (3) years following the effective date of a Change in Control of the Company (as defined below) that occurs during the Initial Term.
(b) A “Change in Control” shall be deemed to have occurred when:
(i) any person is or becomes the “beneficial owner” (as defined) in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of the Company 7 representing thirty-five percent (35%) or more of the combined voting power of the Company’s then- outstanding securities; or

(ii) during any 24-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, that any new director subsequent to the beginning of such period (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of a majority of the Incumbent Directors shall be an Incumbent Director; or

(iii) there is consummated a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

8. REDUCTION OF PAYMENTS.

(a) In the event that it shall be determined that (X) any amount or benefit paid, distributed or otherwise provided to the Executive by the Company Group, whether pursuant to this Agreement or otherwise (collectively, the “Covered Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (Y) the reduction of the amounts payable to the Executive under this Agreement or with respect to stock options and equity awards to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then, subject to the further limitations set forth herein, the Covered Payments shall be reduced (but not below zero) to the Safe Harbor Cap.  The reductions, if applicable, shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award; (ii) the Severance Payments; and (iii) the acceleration of vesting of all other stock options and equity awards.  For purposes of reducing the Covered Payments to the Safe Harbor Cap, only amounts payable under this Agreement and with respect to stock options and equity awards (and no other Covered Payments) shall be reduced.  If the reduction would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement or with respect to stock options and equity awards shall be reduced pursuant to this provision.

(b)A nationally recognized firm of independent accountants, selected by the Company after consultation with the Executive, shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 8 in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 4999 of the Code.  For purposes of applying the provisions of this Section 8, the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments constitute “parachute payments” under Section 4999 of the Code.

(c)The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within 30 calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive.  If payments are reduced to the Safe Harbor Cap or the accounting firm determines that no Excise Tax is payable by the Executive without a reduction in Covered Payments, it shall furnish the Company and the Executive with an opinion to such effect, that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

9. PROTECTION OF THE COMPANY’S INTERESTS.

(a) No Competing Employment.  For so long as the Executive is employed by the Company and during a period of two (2) years after his employment with the Company has been terminated (such period being referred to hereinafter as the “Restricted Period”), the Executive shall not, without the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the business of the Company Group by providing any goods or services provided or under development by the Company Group at the effective date of the Executive’s termination of employment (the “Business”); provided,  however, that this Section 9(a) shall not proscribe the Executive’s ownership, either directly or indirectly, of less than one percent (1%) of any class of securities which are listed on a national securities exchange.

(b) No Interference. During the Restricted Period, the Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company Group), (i) solicit, or endeavor to entice away from the Company Group, or otherwise interfere with the relationship of the Company Group with, any person or entity who is, or was within the then most recent twelve-month period, (A) employed by, or otherwise engaged to perform services for, the Company Group, or (B) a customer or client of the Company Group or (ii) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 9(b) if such activity were carried out by the Executive, and, in particular, the Executive agrees that he will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity, or (iii) otherwise interfere with the business of the Company Group.

(c) Non‑Disparagement.  During the Restricted Period and thereafter, the Executive shall not intentionally make any public statement, or publicly release any information, that disparages or defames the Company Group, or any of its officers and directors, and shall not intentionally cause or encourage any other person to make any such statement or publicly release any such information.

(d) Confidentiality.  The Executive understands and acknowledges that in the course of his employment, he has had and will continue to have access to and will learn confidential information regarding the Company Group that concerns the technological innovations, operations and methodologies of the Company Group, including, without limitation, business plans, financial information, protocols, proposals, manuals, procedures and guidelines, computer source codes, programs, software, know-how and specifications, inventions, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, “Proprietary Information”).  The Executive recognizes that the use or disclosure of Proprietary Information could cause the Company Group substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, the Executive agrees that during the period beginning on the date hereof and continuing in perpetuity thereafter, he shall keep confidential and shall not directly or indirectly disclose any such Proprietary Information to any third party, except as required to fulfill his duties in connection with his positions within the Company Group, and shall not misuse, misappropriate or exploit such Proprietary Information in any way.  The restrictions contained herein shall not apply to any information which the Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Agreement or (ii) was the subject of a court order to disclose.

“Developments” shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts and ideas, whether or not patentable, and works of authorship, relating to the present or planned activities, or the products and services of the Company Group.

(e) Exclusive Property.  The Executive confirms that all Proprietary Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by him relating to the business of the Company Group shall be and remain the property of the Company Group.  Upon the termination of the Executive’s employment with the Company or upon the request of the Company at any time, he shall promptly deliver to the Company, and shall not without the consent of the Company retain copies of, any written materials not previously made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company Group; provided,  however, that subsequent to any such termination, the Company shall provide the Executive with copies (the cost of which shall be borne by the Executive) of any documents which are requested by the Executive and which he has determined in good faith are (i) required to establish a defense to a claim that the Executive has not complied with his duties hereunder or (ii) necessary to the Executive in order to comply with applicable law.

(f) Assignment of Developments.  During the Executive’s employment, all Developments that are at any time made, reduced to practice, conceived or suggested by him, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Company Group, free of any reserved or other rights of any kind on his part, and the Executive hereby irrevocably assigns, conveys and transfers any and all right, title and interest that he may have in such Developments to the Company Group.  If such Developments were made, reduced to practice, conceived or suggested by the Executive during or as a result of his employment relationship with the Company, the Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company Group, of his right and title, if any, to such Developments.  The Executive acknowledges and agrees that any invention, concept, design or discovery that concretely relates to or is associated with the Executive’s work for the Company Group that is described in a patent application or is disclosed to a third party directly or indirectly by the Executive during the Restricted Period shall be the property of and owned by the Company Group and such disclosure by patent application (except by way of a patent application filed by the Company Group) or otherwise shall constitute a breach of this Section 9.

(g) Injunctive Relief.  Without intending to limit the remedies available to the Company Group, the Executive acknowledge that a breach of any of the covenants contained in this Section 9 may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company Group shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required to specifically enforce any of the covenants in this Section 9.

(h) Enforceability.  Should any of the time periods or the geographic area set forth in this Section 9 be held to be unreasonable by any court of competent subject matter jurisdiction, the parties hereto agree to petition such court to reduce the time period or geographic area to the maximum permitted by governing law.

(i) Periods Following the Term.  Subject to the provisions of Sections 9(a) and (b), the provisions of this Section 9 shall continue in effect in accordance with the provisions hereof following the expiration of the Term, including, without limitation, during any period that the Executive remains an employee-at-will of the Company.

10. NOTICE.  All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to the Executive:
Jeffrey A. Stoops

(at the current address on the Company’s official records)

If to the Company:
SBA COMMUNICATIONS CORPORATION
8051 Congress Avenue
Boca Raton, FL 33487-1307
Attn:  General Counsel

With a copy to:
NORTON ROSE FULBRIGHT US LLP
1301 Avenue of the Americas
New York, NY 10119
Attn:  Marjorie M. Glover

or to such other address as any party may designate by notice complying with the provisions of this Section.  Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

11. AMENDMENTS.  The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.  Notwithstanding the preceding sentence, the Company may, without the Executive’s consent, amend any provision of this Agreement to the extent it deems such action necessary or advisable to avoid the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code, and any such amendment shall not be a basis for a resignation by the Executive for Good Reason; provided,  however, that any such amendment or modification shall, to the maximum extent the Company, reasonably and in good faith determines to be possible, retain the economic and tax benefits to the Executive hereunder while not materially increasing the cost to the Company of providing such benefits to the Executive.  Any determinations of the Company pursuant to this Section 11 shall be final, conclusive and binding on all persons.

12. ASSIGNMENTS.  No party shall assign his or its rights and/or obligations under this Agreement without the prior written consent of each other party to the Agreement.  The Company will require a successor to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

13. COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

14. ENFORCEMENT COSTS.  If any civil action or other legal proceeding arising out of or related to this Agreement is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post‑judgment proceedings), incurred in that civil action or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by attorney to the prevailing party.

15. EQUITABLE REMEDIES.  The Executive acknowledges that the services to be rendered by the Executive hereunder are extraordinary and unique and are vital to the success of the Company Group, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by the Executive.  Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without the Company being required to show any actual damage or to post an injunction bond.

16. PAYMENT OF AMOUNTS AND BENEFITS.  Notwithstanding any other provision of this Agreement to the contrary, payment of any amount or benefit under this Agreement may be paid, distributed or otherwise provided to the Executive by a member of the Company Group.

17. GOVERNING LAW.  This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts executed and performed entirely in such state.

18. JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or 13 shall occur in Palm Beach County, Florida.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division.  Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

19. SEVERABILITY.  If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.  If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

20. ENTIRE AGREEMENT.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties, except for the Company’s Executive Compensation Recoupment Policy and any and all Acknowledgements and Agreements to such policy executed by the Executive.  As of the Effective Date, this Agreement supersedes and replaces the Prior Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Thomas P. Hunt
Thomas P. Hunt, Senior Vice President

and

By:	/s/ Steven E. Bernstein
Steven E. Bernstein, Chairman of the Board of SBA Communications Corporation

/s/ Jeffrey A. Stoops
JEFFREY A. STOOPS